Exhibit 10.1

Preferred Stock Purchase and Redemption Agreement

This Preferred Stock Purchase and Redemption Agreement (this “Agreement”) is entered into effective January 31, 2022 (the “Effective Date”) by NovAccess Global Inc., a Colorado corporation (“NovAccess”), TN3, LLC, a Wyoming limited liability company (“TN3”), Mr. Daniel G. Martin, individually (“Martin”), Irvin Consulting, LLC, a California limited liability company (“IC”), and Dr. Dwain Morris-Irvin, individually (“Irvin”).

Recitals

A.         TN3 is the sole owner of 25,000 shares of Series B Convertible Preferred Stock, $0.01 par value per share, of NovAccess (the “Shares”).

B.         Martin is the sole owner and manager of TN3.

C.         NovAccess desires to purchase and redeem 24,400 of the Shares (the “Redeemed Shares”), and TN3 desires to sell the Redeemed Shares to NovAccess.

D.         IC desires to purchase 600 of the Shares (the “Purchased Shares”), and TN3 desires to sell the Purchased Shares to IC.

E.         Irvin is the sole owner and president of IC.

NovAccess, TN3, Martin, IC and Irvin (together, the “Parties”) agree as follows:

1         Sale, Purchase and Redemption of Shares

1.1         Sale of Shares. On the Closing Date (as defined below), TN3 shall sell and transfer the Redeemed Shares to NovAccess free and clear of all liens, encumbrances, charges and assessments of every nature (“Encumbrance”), and the Redeemed Shares shall be redeemed, cancelled and no longer issued and outstanding. On the Closing Date, TN3 shall sell and transfer the Purchased Shares to IC free and clear of all Encumbrances, and IC shall accept and acquire the Purchased Shares.

1.2         Payment by NovAccess of Cash Purchase Price. The cash purchase price for the Shares shall be US $250,000 payable as provided for in this Section 1.2 (collectively, the “Purchase Price”). On January 20, 2022, NovAccess paid TN3 $12,500. On the Effective Date, NovAccess shall pay to TN3 $12,500 in immediately available funds (together with the January 20, 2022 payment, the “Down Payment”). On the first day of each month after the Closing Date, NovAccess shall pay to TN3 $25,000 in immediately available funds until the Purchase Price is paid in full. However, if NovAccess completes a third-party equity financing with gross cash proceeds to NovAccess of at least $2,500,000 in the aggregate, then NovAccess shall pay the remaining unpaid Purchase Price to TN3 within five days of NovAccess’ receipt of the financing proceeds.

1.3         Payment by NovAccess of Stock Purchase Price. On the Closing Date, NovAccess shall issue to TN3 1,502,670 unregistered shares of common stock, no par value (the “Common Stock”).

1.4         Payment by IC. On the Closing Date, IC will pay to NovAccess $7,223 in immediately available funds. This amount represents IC’s pro rata share (2.4%) of: (a) the Purchase Price; and (b) the closing price of the Common Stock on the OTC Pink Market the day before the Effective Date.

2         Representations of NovAccess

NovAccess represents to TN3 and Martin (all sections) and IC and Irvin (Sections 2.1, 2.2 and 2.5) as follows:

2.1         Authority; No Conflict. The board of directors of NovAccess has authorized the execution, delivery and performance of this Agreement by NovAccess. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any organizational documents, agreement or instrument to which NovAccess or any of its subsidiaries is a party or to which it or any of its assets, operations or subsidiaries are subject.

2.2         Legal Proceedings. None of NovAccess or its affiliates is a party to any claim, action, suit, proceeding, or governmental investigation (“Action”), and, to NovAccess’ knowledge, there is no threatened Action, in either case: (a) relating to or affecting the Common Stock or in which a charging order against the Common Stock has been sought or awarded; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

2.3         Common Stock. The Common Stock has been duly authorized, and when issued pursuant to the terms of this Agreement, will be validly issued, fully paid and non-assessable.

2.4         Solvency. After giving effect to the payment of the Purchase Price to TN3, the liabilities of NovAccess will not exceed the fair value of the assets of NovAccess.

2.5         No Additional Representations. Except for the representations expressly set forth in this Agreement, NovAccess acknowledges and agrees that none of the other Parties or their affiliates have made any other express or implied representation or warranty whatsoever in connection with this Agreement or the transactions contemplated by this Agreement.

3         Representations of TN3 and Martin

TN3 and Martin jointly and severally represent to NovAccess (all sections) and IC and Irvin (Sections 3.1 to 3.3 and 3.6) as follows:

3.1         The Shares. The Shares are free and clear of all Encumbrances and will be free and clear of all Encumbrances on the Closing Date. No person or entity has any right to acquire the Shares and the preferred stock purchase agreement between GPC Holdings, Inc. and TN3 dated October 26, 2021 has been terminated and is no longer in effect. Other than the Shares, neither TN3 nor Martin is the beneficial owner of or has the right to acquire any equity securities of NovAccess.

3.2         Authority; No Conflict. The sole member and manager of TN3 has authorized the execution, delivery and performance of this Agreement by TN3. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any organizational documents, agreement or instrument to which either TN3, Martin or their affiliates is a party or to which it or any of their assets, operations or subsidiaries are subject.

3.3         Legal Proceedings. None of TN3, Martin or their affiliates is a party to any Action, and, to TN3 and Martin’s knowledge, there is no threatened Action, in either case: (a) relating to or affecting the Shares or in which a charging order against the Shares has been sought or awarded; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

3.4         Securities Matters. TN3 understands that the sale of the Common Stock is intended to be exempt from registration under Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), and TN3 represents and warrants that TN3 has been advised that the Shares have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available. TN3 is an “accredited investor” as defined in Rule 501(a) under the Securities Act. TN3 agrees to abide by the Securities Act Rule 144(e) resale volume restrictions applicable to TN3 as a significant shareholder of NovAccess in connection with the re-sale of the Common Stock.

3.5         Tax Matters. Martin is not relying on NovAccess for tax advice concerning the sale and redemption of the Shares and will be responsible for all taxes of TN3 resulting from TN3’s receipt of the Purchase Price and Common Stock, including any transfer or similar taxes. Neither TN3 nor Martin is a foreign person as such term is used in Internal Revenue Code of 1986 Section 1446(f) or Treasury Regulations Section 1.1445-2.

3.6         No Additional Representations. Except for the representations expressly set forth in this Agreement, each of TN3 and Martin acknowledges and agrees that none of the other Parties or their affiliates have made any other express or implied representation or warranty whatsoever in connection with this Agreement or the transactions contemplated by this Agreement.

4         Representations of IC and Irvin

IC and Irvin jointly and severally represent to NovAccess, TN3 and Martin as follows:

4.1         Authority; No Conflict. The sole member of IC has authorized the execution, delivery and performance of this Agreement by IC. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any organizational documents, agreement or instrument to which either IC, Irvin or their affiliates is a party or to which it or any of their assets, operations or subsidiaries are subject.

4.2         Legal Proceedings. None of IC, Irvin or their affiliates is a party to any Action and, to IC and Irvin’s knowledge, there is no threatened Action, in either case, that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

4.3         Securities Matters. IC understands that the sale of the Purchased Shares is intended to be exempt from registration under Section 4(a)(1) of the Securities Act, and IC represents and warrants that IC has been advised that the Purchased Shares have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available. IC is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.4         No Additional Representations. Except for the representations expressly set forth in this Agreement, each of IC and Irvin acknowledges and agrees that none of the other Parties or their affiliates have made any other express or implied representation or warranty whatsoever in connection with this Agreement or the transactions contemplated by this Agreement.

5         Additional Agreements of the Parties

5.1         Schedule 14F-1. As soon as possible after the Effective Date, NovAccess shall file with the Securities and Exchange Commission (the “SEC”) a Schedule 14F-1 to disclose the change in the board of directors of NovAccess and other transactions contemplated by this Agreement (the “Schedule 14F-1”), and Martin agrees to cooperate and assist NovAccess with the Schedule 14F-1 filing.

5.2         Management Agreement. NovAccess entered into a management services agreement with TN3 dated September 4, 2020 (as amended, the “Management Agreement”). NovAccess and TN3 agree that, effective the Closing Date, the Management Agreement shall be terminated and that all services to be provided by TN3 to NovAccess and all payments to be made by NovAccess to TN3 under the Management Agreement shall be considered satisfied by both NovAccess and TN3.

5.3         Board of Directors and Officers. At or prior to the Closing (as defined below), to be effective on the Closing Date: (a) the Parties shall execute all resolutions, resignations, appointments and other documents required to cause the board of directors of NovAccess to consist of Irvin and John Cassarini; and (b) Martin shall resign as chairman of NovAccess.

5.4         Innovest Dividend of NovAccess Shares. Innovest Global, Inc., a Nevada corporation (“Innovest”), owns 7,500,000 shares of NovAccess common stock, no par value (the “Innovest Shares”). NovAccess intends to register the Innovest Shares for resale under the Securities Act (the “Innovest Registration”) as soon as reasonably possible after the Closing Date to allow

Innovest to distribute the Innovest Shares to the shareholders of Innovest on a pro rata basis based on their holdings of common stock of Innovest (the “Innovest Distribution”). Martin agrees to obtain the written agreement of Innovest, in form and substance reasonably acceptable to NovAccess, to complete the Innovest Distribution after the Innovest Registration is effective (the “Innovest Agreement”).

5.5         Filing of Current Information. For eighteen months following the Closing Date, NovAccess agrees to: (a) make certain that “adequate current public information” concerning NovAccess and NovAccess’ common stock “is available” within the meaning of Rule 144(c)(2) under the Securities Act, including all of the information (collectively, the “Information”) that a broker-dealer would be required to obtain from NovAccess to publish a quotation for NovAccess’ common stock under Rule 15c2-11 under the Securities Exchange Act of 1934 (the “Exchange Act”); (b) timely file the Information with the SEC or the OTC Market; (c) comply on a timely basis with all filing requirements applicable to it pursuant to the Exchange Act; and (d) cause NovAccess’ common stock to be quoted on the OTC Market or listed on a national securities exchange such as the New York Stock Exchange.

5.6         D&O Insurance. NovAccess agrees to use its reasonable best efforts to: (a) as soon as possible following the Effective Date and prior to the Closing Date, obtain a policy of directors’ and officers’ liability insurance and fiduciary liability insurance covering NovAccess’ then current directors and officers, including Martin (the “D&O Insurance”); (b) and maintain the D&O Insurance for at least twelve months following the Closing Date.

5.7         Publicity and Announcements. No Party may publicly disclose (orally or in writing) or issue any press release regarding the existence or terms of this Agreement, or the transactions contemplated by this Agreement, without the prior written approval of the other Parties (which shall not be unreasonably withheld or delayed), except to the extent that NovAccess (based on the advice of counsel) is required to make any public disclosure or filing regarding the subject matter of this Agreement.

5.8         Legal Fees and Expenses. The Parties agree that all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

5.9         Further Actions. After the Effective Date, the Parties agree to take all actions reasonably necessary to effectuate the transactions contemplated by this Agreement.

6         Releases

6.1         By NovAccess. In consideration of the covenants and agreements of each of TN3 and Martin included in this Agreement, effective upon the Closing Date, NovAccess, on behalf of itself and each of its subsidiaries, directors, and officers, and any of its or their successors, assigns, and affiliates (other than TN3 or Martin) (collectively, the “NovAccess Releasing Parties”), hereby absolutely, unconditionally, and irrevocably releases and discharges each of TN3 and Martin, and each of its members, managers, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (collectively, the “Martin Released Parties”), from any and all claims, counterclaims, actions, causes of action, suits, defenses, debts, obligations, promises, expenses, liabilities, setoffs, accounts, covenants, contracts, agreements, costs, judgments, and demands whatsoever, whether at law, in equity, contract, tort, or otherwise (whether fixed or contingent, known or unknown, liquidated or unliquidated) (each, a “Claim”), including, without limitation, Claims arising under the Management Services Agreement, which any of the NovAccess Releasing Parties now has, or may hereafter have, against any of the Martin Released Parties, arising out of or relating to events, actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to the Closing Date; provided, however, that the foregoing release shall not affect the rights and remedies of the NovAccess Releasing Parties under this Agreement, which rights and remedies of any NovAccess Releasing Party will continue in effect.

6.2         By Martin and TN3. In consideration of the covenants and agreements of NovAccess included in this Agreement, effective upon the Closing Date, each of Martin and TN3, on behalf of itself and each of its members, managers, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (other than NovAccess) (collectively, the “Martin Releasing Parties”), hereby absolutely, unconditionally, and irrevocably releases and discharges NovAccess, and each of its shareholders, directors, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (collectively, the “NovAccess Released Parties”), from any and all Claims, including, without limitation, Claims arising under the Management Services Agreement, which any of the Martin Releasing Parties now has, or may hereafter have, against any of the NovAccess Released Parties, arising out of or relating to events, actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to the Closing Date; provided, however, that the foregoing release shall not affect the rights and remedies of the Martin Releasing Parties under (a) NovAccess’ articles of incorporation or by-laws; (b) the D&O Insurance of other insurance policies of NovAccess; or (c) this Agreement, each of which rights and remedies of any Martin Releasing Party will continue in effect.

7         Indemnification

7.1          By NovAccess. NovAccess agrees to indemnify, defend and hold harmless TN3, Martin, IC and Irvin against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorneys’ fees and costs (“Losses”) incurred by TN3, Martin, IC or Irvin, arising, resulting from or relating to any breach of, or failure or failure to perform, by NovAccess of any of its representations, warranties, covenants or agreements in this Agreement.

7.2         By TN3 and Martin. Each of TN3 and Martin agrees to indemnify, defend and hold harmless NovAccess, IC and Irvin against any and all Losses incurred by NovAccess, IC or Irvin arising, resulting from or relating to any breach of, or failure or failure to perform, by TN3 or Martin of any of its or his representations, warranties, covenants or agreements in this Agreement.

7.3         By IC and Irvin. Each of IC and Irvin agrees to indemnify, defend and hold harmless NovAccess, TN3 and Martin against any and all Losses incurred by NovAccess, TN3 or Martin arising, resulting from or relating to any breach of, or failure or failure to perform, by IC or Irvin of any of its or his representations, warranties, covenants or agreements in this Agreement.

8         Closing

8.1         The Closing. The closing of the sale of the Redeemed Shares from TN3 to NovAccess and the Purchased Shares from TN3 to IC (the “Closing”) will occur on the date agreed to by NovAccess and TN3, but in no event more than five business days after the closing conditions specified in Section 8.2 below have been satisfied or waived (the “Closing Date”). The Closing will be conducted remotely, by email, phone and wire transfer of immediately available funds.

8.2         Closing Conditions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions: (a) NovAccess has mailed the Schedule 14F-1 to its shareholders of record and the ten-day waiting period under Rule 14f-1 of the Exchange Act has expired; (b) no law, rule, judgment or order, whether preliminary, temporary or permanent, will be in effect that prevents, makes illegal or prohibits the consummation of the Closing; (c) the representations of each of the other Parties contained in this Agreement will be true and correct at and as of the Effective Date and at and as of the Closing Date as if made at and as of the Closing Date; and (d) each other Party will have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing. In addition, the obligation of NovAccess to effect the Closing is subject to Martin delivering the executed Innovest Agreement to NovAccess.

8.3         Termination Rights. NovAccess and Martin may terminate this Agreement at any time prior to the Closing Date, by mutual written consent. Each of NovAccess and Martin may terminate this Agreement, at any time prior to the Closing Date, if the Closing has not occurred by 5:00 P.M. Cleveland time on March 31, 2022 (the “End Date”); provided, however, that neither NovAccess nor Martin may terminate this Agreement if it or he (and, in the case of Martin, TN3) is in breach of any of its or his covenants or agreements and such breach has caused or resulted in either: (a) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Closing prior to the End Date; or (b) the failure of the Closing to have occurred prior to the End Date. If NovAccess terminates this Agreement pursuant to the previous sentence (a) as a result of either TN3 or Martin’s failure or refusal to consummate the Closing; or (b) either TN3 or Martin is in breach of any of its or his covenants or agreements contained in this

Agreement at the time of NovAccess’ termination, then TN3 agrees to return the Down Payment to NovAccess within five days of NovAccess’ termination of this Agreement.

9         Miscellaneous

9.1         Notices. All notices and other communications under this Agreement must be in writing and will be deemed given when sent by email (with electronic confirmation of transmission) to the following email addresses (or to another email address that a Party may have specified by notice given to the other Parties pursuant to this provision): (a) to NovAccess to Neil J. Laird at Neil@NovaccessGlobal.com, with a copy to Christopher J. Hubbert at CJH@KJK.com; (b) to TN3 or Martin to Daniel G. Martin at Dan@MartinVentures.net; and (c) to IC or Irvin to Dwain Morris-Irvin at DIrvin@NovAccessGlobal.com.

9.2         Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by the Parties against whom the amendment is sought to be enforced.

9.3         Governing Law. This Agreement will be governed by the laws of Ohio without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Cuyahoga County, Ohio.

9.4         Assignment. This Agreement may not be assignable by a Party without prior written consent of the other Parties.

9.5         Counterparts. This Agreement may be executed in any number of counterparts, including electronically, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

< Signatures on Next Page >

In Witness Whereof, the Parties have signed this Agreement as of the date listed above.

NovAccess Global Inc.	TN3, LLC

/s/ Neil J. Laird	/s/ Daniel G. Martin
By Neil J. Laird Chief Financial Officer	By Daniel G. Martin Sole Member and Manager

Irvin Consulting, LLC	Daniel G. Martin

/s/ Dwain Morris-Irvin	/s/ Daniel G. Martin
By Dwain Morris-Irvin Sole Member and President	Daniel G. Martin Individually

Dwain Morris-Irvin

/s/ Dwain Morris-Irvin
Dwain Morris-Irvin Individually